EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT

         This AGREEMENT is dated the 24 day of FEBRUARY, 1999, between SOUTH FLORIDA KINETICS, INC., a Florida corporation doing business as SOUTH FLORIDA BIOAVAILABILITY CLINIC (the "Company") and GREGORY B. HOLMES an individual residing at 976 Winding Way, Kenton Hills, Kentucky 41011976 Winding Way, Kenton Hills, Kentucky 41011 (the "Employee").

         WHEREAS, the Company and the Employee desire that the Employee be employed by the Company on the terms as hereinafter provided.

         NOW, THEREFORE, in consideration of the mutual promises herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                    RECITALS

         The foregoing recitals are true and correct and incorporated herein as if restated in their entirety.

                                   ARTICLE II

                                   EMPLOYMENT

         2.1 EMPLOYMENT. The Company hereby employs the Employee as Executive Vice President of Clinical Operations or in such other capacity as the Company's board of directors may from time to time determine. The Employee shall engage in such activities and perform such reasonable duties as may be assigned him from time to time by the Company's President. Employee hereby accepts such employment and agrees to devote his full working time and best efforts to the Company's business and affairs. During the term hereof, the Employee shall not engage in or be connected with any other business pursuits unless authorized in writing by the President of the Company, except for passive investment activities which do not inhibit or interfere with the performance of the Employee's duties hereunder. *EXCEPTIONS [ILLEGIBLE]

         2.1.1 CORPORATE DIRECTOR. Commencing subsequent to the company completing an IPO, Employee shall be nominated to the Board of Directors of the subsidiary Corporation (New South Florida Kinetics, Inc.)


         2.2 SALARY. During the continuance of employment hereunder the Company shall pay to the Employee for his services hereunder a salary, payable in accordance with Company's normal payroll cycle, at the annual rate of $120,000, plus such additional amounts as may be determined by the board of directors of the Company.

         2.3 FRINGE BENEFITS AND OTHER COMPENSATION. The Employee will be entitled to receive


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during his employment hereunder the following fringe benefits:

         2.3.1 VACATION AND SICK LEAVE. The Employee shall be entitled to paid vacation annually to be taken at such times during the year as may be approved by the Company on reasonable notice and which do not unduly interfere with the business of the Company. The Employee shall be entitled to sick leave each year. Annual vacation and sick leave days are comparable to other executives such as Arnold Hantman or Dr. Lisa Krinsky.

         2.3.2 HEALTH INSURANCE. The Employee will receive individual health insurance benefits under the Company's comparable executive plans. Employer may continue funding existing COBRA plan until it's expiration.

         2.3.3 MOVING EXPENSES. The Company will reimburse the Employee for reasonable and necessary expenses of moving himself, his immediate family and their possessions from Kentucky to Florida.

         2.3.4 AUTOMOBILE ALLOWANCE. The company will provide employee with an automobile allowance in the amount of $300 per bi-weekly pay period.

         2.3.5 TRAVEL TO CINCINNATI. The company will reimburse employee for one round trip per month to Cincinnati but not to exceed $300.

         2.3.6 TEMPORARY APARTMENT. The company will provide employee with a 2 bedroom apartment for up two 6 months or longer in the discretion of the Board of Directors.

         2.3.7 PROFESSIONAL DUES. The company will reimburse employee for reasonable costs of professional licenses and dues.

         2.4 COMPANY STOCK OPTION. Upon execution of this Agreement, the Company shall grant to the Employee a non-qualified stock option to purchase 200,000 shares of the common shares of beneficial interest in the Company at an exercise price of one ($1.00) dollar per share. This option shall be exercisable in four equal annual installments of 50,000 shares each, commencing on 3/15/99. Upon termination of this Agreement by either party, the Employee's rights hereunder shall terminate, except if the Company should terminate the Employee's employment for any reason (including the expiration of the Term of Employment by notice given pursuant to Article III, below) other than for cause (as defined below), then all excersible shares under the option shall remain exercisable for at least twelve months following the effective date of termination.

                                   ARTICLE III

                              PERIOD OF EMPLOYMENT

         This Agreement shall become effective, and the employment hereunder shall be for a period of one year, commencing upon the date first above written (the "Effective Date"); provided, that commencing on the first anniversary of the Effective Date and on each subsequent anniversary, the Term of this Agreement shall automatically be extended for an additional year, unless, no later than ninety (90) days before each such anniversary, either party provide notice to the other party of an intention not to extend, and provided further, that this Agreement may be sooner terminated pursuant to Article IV hereto.

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                                   ARTICLE IV

                          TERMINATION OF THE AGREEMENT

         4.1 DEATH OR PERMANENT DISABILITY. This Agreement shall automatically terminate, without act by any party, upon the death or Permanent Disability of the Employee. The term "Permanent Disability" refers to the Employee being unable, for a period of 45 continuous days or 90 days in any twelve month period, to perform his customary duties hereunder due to physical or mental incapacity.

         4.2 TERMINATION FOR CAUSE. This Agreement may at any time be terminated by the Company for cause, which for the purposes of this Agreement shall mean one or more of the following:

         4.2.1 dishonesty, in any material respect;

         4.2.2 personal misuse of alcohol or drugs;

         4.2.3 material deficiency in the performance of duties or gross insubordination;

         4.2.4 any other material breach by Employee of any provision of this Agreement.

         4.3 TERMINATION WITHOUT CAUSE. This Agreement may be terminated by either party without cause upon 90 days written notice provided to the other in accordance with the terms of this Agreement. In the event notice of termination without cause is given to the Employee by the Company, the Company may elect to terminate immediately and pay the Employee three months severance within thirty
(30) days of termination. In the event notice of termination without cause is given to the Company by the Employee within the first three months of the initial term, within thirty (30) days of termination, the Employee shall pay to the Company an amount equal to fifty (50%) of the moving expenses previously paid by the Company to or for the benefit of the Employee.

         4.4 EFFECT OF TERMINATIQN. Upon the termination of this Agreement pursuant to this Article IV, except as otherwise provided, all salary, bonuses, other compensation or rights hereunder shall cease to accrue as of the date of termination, but the Company shall remain responsible for any salary which shall have accrued pursuant to Article II above to the date of termination. The parties agree that the mounts paid under this provision or the preceding provision are in full and complete satisfaction of all obligations due to the Employee by the Company and, accordingly, the Company may demand a general release before disbursing the amount payable under this provision or the preceding provision.

                                    ARTICLE V

                  NON-DISCLOSURE AND NON-COMPETITION COVENANTS

         5.1 COVENANTS OF EMPLOYEE. The Employee acknowledges that his duties will require him to have constant access to confidential information and material belonging to the Company, including without limitation the Company's operating procedures, business plans, trade secrets, and marketing tactics and its lists of customers, vendors, referral sources and patients. As an

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inducement to, an in consideration of, the Company entering into this Agreement, and in recognition of the fact that the failure of the Employee to abide by the restrictive covenants set forth herein will result in irreparable harm to the Company, the Employee agrees as follows:

         5.1.1 Employee shall not at any time utilize or divulge such information and material, except on behalf of Company in a duly authorized manner.

         5.1.2 Employee shall not, during the continuance of this Agreement and for a period of one year thereafter (without regard to the nature or cause of the termination of this Agreement), directly or indirectly, in any way for his own account, as employee, officer, stockholder, proprietor, partner or otherwise, or for the account of any other person, firm, corporation or enterprise:

               (i) Engage anywhere in Dade, Monroe, Broward or Palm Beach Counties of Florida, in any, similar business to that conducted by the Company.

               (ii) Solicit customers or referral sources which are or were customers or referral sources of the Company during any period of his employment with a view toward inducing any such customer or referral source to obtain services or engage in any business activity of the nature of that offered or engaged in by the Company; or

               (iii) Offer employment to any employee of the Company in any capacity whatsoever or attempt to induce or cooperate with any other firm in an attempt to induce any employee of Company to leave the employ of Company.

         5.1.3 Employee agrees that any ideas, designs, inventions, discoveries, improvements, or the like, relating in any way to Company's business, whether patentable or not, developed or made by him during the term hereof, whether during or after working hours, whether alone or with others, shall be the sole property of and are hereby assigned to the Company, and Employee undertakes to promptly make full disclosure thereof to Company, and to execute such instruments during the term hereof and thereafter as may be required, and to take all other steps necessary, to vest whatever right, title and interest therein Employee would otherwise have had, solely in Company. Without limiting the Company's rights hereunder, any idea, design, invention, discovery or improvement made or developed by Employee within one (1) year after termination of Employee's employment with the Company shall be presumptively deemed to have been made, discovered, developed or otherwise conceived by Employee during Employee's period of employment with the Company; provided that nothing herein shall prevent the Employee from otherwise establishing that such idea, design, invention, discovery or improvement was made and developed by the Employee following the termination of the Employee's employment with the Company. Employee further acknowledges that there are no ideas, designs, inventions, discoveries, improvements or the like relating in any way to the Company's businesses

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               developed or made prior to the date hereof by the Employee, except such thereof, which are owned by the Company.

         5.1.4 Employee agrees that any work of authorship, relating in any way to Company's business, prepared by him during the term hereof, shall be a "work made for hire", and Company shall be the sole author of such work and the owner of all of the rights comprised in the copyright of such work. Employee undertakes to execute such instruments during the term hereof and thereafter as may be required, and to take all other steps necessary, to confirm that all such rights are vested solely in Company.

         5.2 MATERIAL OWNED BY THE COMPANY. The Employee shall, upon termination of this Agreement for any reason, return to the Company all lists, books, records, computer discs, credit cards, equipment, sales materials and other documents and properties, and all copies thereof, pertaining to the business of the Company, all of which the Employee acknowledges are owned by the Company.

         5.3 EQUITABLE RELIEF. The Employee acknowledges that any breach of this
Article V would cause irreparable damage to the Company, incapable of compensation by the award of money damages. The Employee therefore consents to the entering of equitable relief with respect to any such breach, without the necessity of proving actual damages.

         5.4 CONSTRUCTION. In the event any provision of this Article V shall be held to be invalid and unenforceable for any reason, including without limitation the geographic or business scope or the duration thereof, such invalidity or unenforceability shall attach only to such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement (including this Article V), and this Article V shall be construed as if such invalid or unenforceable provision had been more narrowly drawn so as not to be invalid or unenforceable.

                                   ARTICLE VI

                                 MISCELLANEOUS

         6.1 NOTICES. All notices or other communications to be given under this Agreement shall be in writing and shall be deemed given when personally delivered to the Employee or three days after mailing with adequate postage by certified mail, return receipt requested, to the Employee or the Company, as the case may be, at the following addresses:

         If to the Company:

              South Florida Bioavailability Clinic
              11190 Biscayne Blvd.
              Miami, FL 33181

         If to the Employee:

              Gregory B. Holmes
              976 Winding Way
              Kenton Hills, Kentucky 41011

or to such other address as the person to be notified shall have specified in the manner indicated in


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this Paragraph 6.1.

         6.2 SURVIVAL OF CERTAIN PROVISIONS. The restrictive covenants contained in Article V above, and any provisions of this Agreement pertaining to such covenants, shall survive the termination of this Agreement.

         6.3 BINDING EFFECT; ETC. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, personal representatives, successors and assigns; except that it shall not be assignable by the Employee. This Agreement and the terms and provisions hereof shall be construed in accordance with the laws of Florida.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and date first above written.

                                 SOUTH FLORIDA KINETICS, INC., a Florida
                                 corporation doing business as
                                 SOUTH FLORIDA BIOAVAILABILITY CLINIC


By: /s/ LISA KRINSKY
   ----------------------------------
        LISA KRINSKY, President

Attest:

/s/ LISA KRINSKY
--------------------------------------
                             Secretary

Witnesses:

/s/ GREGORY B. HOLMES        2/27/99
--------------------------------------
                     GREGORY B. HOLMES